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                      Actuarial Opinion and Consent for S-1

Gentlemen:


       This opinion is furnished in connection with the registration by Sage Life Assurance of America, Inc. of certain modified single payment combination fixed and variable life insurance contracts ("Contracts") under the Securities Act of 1933. The prospectus included in Amendment No. 3 to Registration Statement No. 333-78583 on Form S-1 describes the Contracts. I have provided actuarial advice concerning the preparation of the Registration Statement and the preparation of the Contract form described in the Registration Statement and Exhibits thereto.


       In my professional opinion, the illustration of death benefits, account values, and surrender values included in the prospectus, based on the assumptions stated in the illustrations, are consistent with the provisions of the Contracts. The rate structure of the Contracts has not been designed so as to make the relationship between purchase payments and benefits, as shown in the illustrations, appear more favorable to a prospective purchaser of a Contract than at ages or classes not shown.

       I hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to my name under the heading "Experts" in the prospectus.

Sincerely,



/s/ John P. O'Shaughnessy, FSA, MAAA                        September 22, 2000
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John P. O'Shaughnessy, FSA, MAAA
Vice President and Actuary